Exhibit 99

PRESS RELEASE

Contact: David R. Twiddy at 252-334-1511

Gateway Insurance Services, Inc. Purchases Whitehurst Insurance Agency, Inc.

Elizabeth City, N.C. – May 4, 2004 – Gateway Financial Holdings, Inc. (NASDAQ: GBTS and GBTSW), the holding company for Gateway Bank & Trust Co., announced today that the Bank’s subsidiary, Gateway Insurance Services, Inc., purchased Whitehurst Insurance Agency, Inc. effective May 1, 2004. Whitehurst has offices in Elizabeth City, Edenton, and Moyock, North Carolina.

Whitehurst was established in 1908. It is one of the oldest property and liability agencies in northeastern North Carolina. “This purchase is another example of Gateway’s commitment to increasing non-interest income and diversifying our revenue base,” says D. Ben Berry, chairman, president, and chief executive officer of Gateway Bank. “This is a reputable insurance agency with experienced insurance professionals.” Gateway Insurance Services now has eight offices serving northeastern North Carolina.

Gateway Bank & Trust Co. was established December 1, 1998 in Elizabeth City with $11 million in assets, which has grown to approximately $314 million as of December 31, 2003. Gateway Bank provides a full range of financial, insurance, and investment services. Financial services include private and corporate accounts, mortgage and retail loans, certificates of deposit, credit cards, personal lines of credit, corporate cash management, retirement accounts, and on-line banking. A full line of personal and commercial insurance services is offered through its subsidiary, Gateway Insurance Services, Inc. Investment products are offered through its subsidiary, Gateway Investment Services, Inc. Gateway Bank currently has financial centers in Elizabeth City, Edenton, Plymouth, Roper, and Kitty Hawk, NC and Chesapeake and Virginia Beach, VA. Gateway Insurance Services has locations in Elizabeth City, Hertford, Edenton, Plymouth, and Kitty Hawk, NC. Additional information about Gateway is available on its website at www.gatewaybankandtrust.com.

For more information, contact David R. Twiddy at 252-334-1511.

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